EXHIBIT 99.1

NEWS BULLETIN	RE:
PINNACLE ENTERTAINMENT 330 North Brand Boulevard, Suite 1100 Glendale, California 91203 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:
At Coffin Communications Group:
Sean Collins
Partner
(818) 789-0100

FOR IMMEDIATE RELEASE
December 4, 2002

FORMER PINNACLE ENTERTAINMENT CEO FILES LAWSUIT

Glendale, California – December 4, 2002 – Pinnacle Entertainment, Inc. (NYSE: PNK) announced that Paul R. Alanis, the Company’s former Chief Executive Officer, served a lawsuit on December 4, 2002 against the Company, its former Chairman R. D. Hubbard and its current Chairman and CEO Daniel R. Lee alleging, among other things, that Mr. Alanis had been defamed by supposed intimations that he was involved in the events surrounding the golf tournament held at the Company’s Belterra Casino Resort in June 2001 and that he had been promised substantial severance and other financial benefits. The complaint does not specify a specific amount of monetary relief. Mr. Alanis resigned from the Board of Directors and as President and Chief Executive Officer of the Company on April 10, 2002. At the time of his resignation, Mr. Alanis was an at-will employee whose previous employment agreement had expired in accordance with its terms. The Company believes that it has substantial defenses to the allegations made by Mr. Alanis and intends to defend the lawsuit vigorously.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Pinnacle Entertainment.

For further information, please contact Sean Collins, Partner of Coffin Communications Group, +1-818-789-0100, for Pinnacle Entertainment.

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